CONTENT HOSTING SERVICES AGREEMENT

This Content Hosting Services Agreement, including the exhibits attached hereto and incorporated by reference herein (the "**Agreement**"), is entered into as of JUNE 19, 2015 (the "**Effective Date**") by and between **VS MEDIA LIMITED**, a **HONG KONG** corporation with offices located at **UNIT C, 7/F, FIRST GROUP CENTRE, 14 WANG TAI ROAD, KOWLOON BAY, KOWLOON, HONG KONG** ("**Provider**") and an Irish limited liability company (" ") with offices at

DEFINITIONS

"**Ad Revenues**" means recognized revenues from ads provided by or an approved third party and displayed or streamed on Playback Pages, Provider Channel pages, or in or on the Video Player with the streaming of Provider Content and Monetized Content. Unless otherwise specified by the number of queries, impressions of and clicks on ads, as reported by , will be the number used in calculating Ad Revenue payments hereunder, if any.

"**Affiliate**" means any entity that directly or indirectly controls or is controlled by, or is under common control with, a party. For avoidance of doubt, Affiliates includes and

"**Block**" means the Usage Policy available in the Content Management Tools for Provider to specify that a Video Match be blocked from playback on the Website (and/or Video, if and to the extent enabled for that property) in the Territories designated by Provider.

"**Brand Features**" means the names, logos, trademarks, designs and trade names of Provider, or .

"**Content ID Participants**" means third parties for which or its may make available certain content identification services which may incorporate or otherwise utilize the

"**Content Management Tools**" means certain tools and systems provided by or its Affiliates intended to assist Provider in the identification and management of Works on the , and if and to the extent enabled by in its sole discretion and Video, that enable Provider to set usage policies for such Works.

" **Services**" means websites, applications, products and services, including but not limited to the Website, applications, APIs, embeds, and any of the foregoing that are made available for syndication.

" **Video**" means the branded video destination with its main U.S. homepage at

"**ID File**" means the unique binary data that describes a Work and is used for the automatic identification of that Work. ID Files are created by and its Affiliates using the Reference Files and/or Provider Content.

"**Metadata Feed**" means an XML feed (further described in Exhibit A) or other method specified by used by Provider to supply necessary information about Provider Content.

"**Monetize**" means the Usage Policy available to Provider in the Content Management Tools for Provider to license a Video Match to and its Affiliates in the Territories pursuant to this Agreement.

"**Monetized Content**" means a Video Match designated as Monetize by Provider.

"**Monetized Platforms**" has the meaning set forth in Section 1.2.3 of this Agreement.

"**Playback Pages**" means a page or pages on the Website where users will be able to playback at no cost the selected Provider Content, Monetized Content and Tracked Content, and to view more detailed information relating to the foregoing. Playback Pages in Services may be revised or modified by in its sole discretion.

"**Provider Channel**" means that page of the Website that is dedicated to the Provider Content, and whose look and feel may be customized by Provider using functionality provided in the Website templates.

"**Provider Content**" means the audiovisual content received by or made available to from or by Provider via the delivery means described in <u>Exhibit A</u> and as set forth and described in the Metadata Feed or -provided interface to the Metadata Feed, and all data and information contained within or provided to in association with such content, including but not limited to all information provided in the Metadata Feed or -provided interface to the Metadata Feed, text, images, closed captioning, metadata, and compositions and sound recordings of any music, and any copies that or its Affiliates makes of any or all of the foregoing. Provider may designate additional content for hosting, indexing and displaying to users by providing to additional content and Metadata Feeds via approved delivery methods. Any such added content will be considered "Provider Content" and subject to the terms and conditions of this Agreement.

"**Provider Site**" means the Provider web site(s) located at the URL(s) designated in the Metadata Feed (and any successor site(s) thereto).

"**Reference Files**" means the Works provided by Provider to by those means set forth in <u>Exhibit A.</u>

"**Territories**" means the territories designated by Provider in the Metadata Feed, -provided interface to the Metadata Feed or the Content Management Tools with respect to each item of Provider Content and Monetized Content.

"**Track**" means the Usage Policy available in the Content Management Tools allowing Provider to monitor but take no further action with respect to a Video Match in the Territories selected by Provider.

"**Tracked Content**" means a Video Match designated as Track by Provider.

"**Usage Policy**" means Monetize, Track, or Block, or such other policies as may be made available by from time to time.

"**User Video**" means any video submitted to the Website and/or to Video by a user.

"**Video Match**" means (a) User Videos determined by the Content Management Tools to match an ID File, and (b) User Videos claimed by Provider to contain a Work using the search functionality that may be offered by the Content Management Tools.

"**Work**" means audio and audiovisual works owned or controlled by Provider.

" **Ad Policies**" means, collectively, those certain policies, guidelines, specifications and the like applied by with respect to the delivery of advertisements in connection with Provider Content and Monetized Content, as may be revised by from time to time, the current versions of which are located at: and

" **Embed**" means the Service that Provider may enable with respect to each video of Provider Content and Monetized Content that makes available an embed code that enables display of such video within the Video Player in non- -branded products, services and applications, including but not limited to those of third parties, and in Services other than the Website.

" **User Account**" means a user account or accounts that Provider creates on the Website and with which Provider Content will be associated. Such User Account will provide various functionalities to, by way of example and not limitation, permit Provider to manage the display of Provider Content on

" **Video Player**" means one or more digital media players made available to users which is used or useful in the transmission, performance and/or playback of multimedia content, including but not limited to Provider Content, so that the digital data that embodies the audio or audiovisual recording concerned can be perceived by and communicated to a user of such digital media player when used in conjunction with the aid of a machine or device.

" **Website**" means the Service known as located at , including all mirror and derivative sites, all replacements or successor versions thereof, and all international versions thereof.

1. LICENSES AND CONTENT DELIVERY.

1.1 **Content License.** Provider hereby grants and its Affiliates a non-exclusive, limited right (but not the obligation) and license to host, cache, route, transmit (including without limitation public transmission), reproduce, publish, adapt, communicate, store, copy, modify (as described herein), distribute, perform, display, reformat, excerpt, analyze, create algorithms based on and otherwise use the Provider Content and Monetized Content in order to: (a) host the Provider Content and Monetized Content on servers owned or controlled by ; (b) index the Provider Content and Monetized Content; (c) display, perform and distribute the Provider Content and Monetized Content, in whole or in part, in Services and/or in the Video Player in the Territories (subject to Section 1.2.2); and (d) make continuing improvements to Services. The foregoing includes all necessary rights to use of the compositions and

sound recordings of any music included in the Provider Content and Monetized Content, and the right to modify the Provider Content and Monetized Content to the extent technically necessary to index and display (in whole or in part) the Provider Content and Monetized Content.

1.2 **Mechanisms for Provider to Control Distribution and Display of Content.**

1.2.1 **Turn Off Embeds**: Provider may disable Embeds for any and all Provider Content and Monetized Content via the Metadata Feed or provided interface to the Metadata Feed. For the avoidance of doubt, Embeds are default "on".

1.2.2 **Territories and IP Restrict.** Provider may specify in the Metadata Feed or -provided interface to the Metadata Feed the Territories for each individual item of Provider Content. As further set forth in Section 4.3, Provider may designate a Block Usage Policy in specific Territories to Video Matches. will use commercially reasonable efforts to restrict access to playback of Provider Content and Monetized Content to those IP addresses as received by that correspond to the Territories. Notwithstanding the foregoing, does not guarantee that its efforts to limit or prevent such access will in every instance be effective.

1.2.3 **Monetized Platforms.** may make available, and Provider may enable a feature that restricts Provider Content to playback on Monetized Platforms. Monetized Platforms are those that are branded with the brand (inclusive of the Website) and have substantially equivalent levels of in-stream enabled inventory as the Website itself. If Provider also enables embeds for such Content, that Content may be displayed via the embeddable player (with or without the equivalent level of in-stream enabled inventory as the Website) in non- branded products, services and applications, including but not limited to those of third parties, and in Services other than the Website.

1.2.4 **Metadata Feed Controls.** It is understood and agreed that to the extent there are any conflicts between (a) the Metadata Feed, or any metadata or rules indicated by Provider in the Content Management Tools, and (b) any terms in this Agreement, the information in (a) of this section will control.

1.3 **Brand Features License.** Provider grants to and its Affiliates a limited, non-exclusive, worldwide, royalty-free license to use its Brand Features (including all of its Brand Features pertaining to the Provider Content) for use in connection with the Provider Content and Monetized Content and in order to fulfill its obligations under this Agreement, and for use in presentations, marketing materials, financial reports, press releases and customer lists (which includes without limitation customer lists posted on and its Affiliates' web sites and screen shots of Provider Content contained in Services).

1.4 **Reservation of Rights.** Except for the licenses granted hereunder: (a) as between and Provider, all rights, title and interest (including without limitation all intellectual property rights) in and to the Provider Content, Monetized Content and Reference Files furnished by Provider to , and Provider Brand Features will remain with Provider in accordance with and subject to applicable law, (b) as between and Provider, all rights, title and interest (including without limitation all

intellectual property rights) in and to Services (except for the Provider Content and Reference Files furnished by Provider to , and Monetized Content contained in the foregoing), Content Management Tools, related information and files, other systems, technology, and any Brand Features will remain with in accordance with and subject to applicable law, and (c) neither party grants, and the other party will not acquire, any right, title or interest (including, without limitation, any implied license) in or to any Brand Features of the other party. Any use by and its Affiliates of Provider Brand Features (including any goodwill associated therewith) will inure to the benefit of Provider. . As between and Provider, has the sole right and decision making authority with respect to the design, appearance, functionality, hosting, performance, and maintenance of the Website, and all other Services. Except as otherwise set forth herein, this Agreement does not affect any right or defense that either party would have had, or will have, independent of the Agreement including but not limited to rights under the U.S. Copyright Act or analogous laws in other jurisdictions.

1.5 **Provider Content Delivery and User Account.** During the Term, Provider will deliver to the Provider Content in the manner specified in Exhibit A. Provider will create a User Account(s) with which delivered Provider Content will be associated. Provider will not deliver to any Provider Content comprised substantially of third party materials unless Provider is the exclusive licensee of online distribution rights for the underlying material. If a third party provides with a claim of ownership of any material contained within Provider Content or Monetized Content, then: (a) the Provider Content or Monetized Content may be blocked from the Website and the Video Player, (b) payments accruing to Provider pursuant to Section 6 may be suspended or cancelled, and (c) if Provider disputes the third party claim, Provider will participate in a procedure to resolve the dispute.

2. **CONTENT TAKEDOWNS.**

2.1 **Provider Takedowns.** Provider may delete any Provider Content from Services at any time by means of the User Account(s) or by information provided in the Metadata Feed. Provider may apply a different Usage Policy at any time during the Term. In the event that any Provider Content, or Video Matches formerly designated Monetized Content or Tracked Content which has been changed to Blocked Content, continue to appear in Services more than forty-eight (48) hours after Provider has correctly initiated removal of Provider Content through the Metadata Feed or the User Account or has changed a Usage Policy to Block via the Content Management Tools, Provider may notify of the URL of such material by sending an email to , or such other address as may designate and will use commercially reasonable efforts to remove such material from display in the designated Territories within twenty (20) days of confirmed receipt of such notice.

2.2 **Takedowns.** While does not intend, and does not undertake, to monitor the Provider Content, Tracked Content or the Monetized Content, if is notified by Provider or otherwise becomes aware and determines in its sole discretion that: (A) the Provider Content, Tracked Content or the Monetized Content, or any portion thereof or the Provider Brand Features (i) violates the intellectual property rights or any other rights of any third party, (ii) violates any applicable law or is subject to an injunction, (iii) is

pornographic, obscene or otherwise violates hosting policies or other terms of service as may be updated by from time to time in its sole discretion, (iv) is being distributed by Provider improperly, or (v) may create liability for or its Affiliates; or (B) the display of the Provider Content, Tracked Content or the Monetized Content is impacting the integrity of servers (i.e., users are unable to access such content or otherwise experience difficulty), may withdraw from, not display or cease displaying that Provider Content, Tracked Content and/or the Monetized Content in Services with no liability to or its Affiliates. .

3. **HOSTING, SERVING, STORING, INDEXING AND DISPLAY.**

3.1 **Hosting, Serving, Storage, and Indexing.** Except as set forth in Section 2.2 above and provided that Provider is in compliance with its obligations hereunder, or its Affiliates will store Provider Content and Monetized Content on servers hosted or controlled by or its Affiliate and host at the direction of Provider, Provider Content and Monetized Content in Services.

3.2 **Provider Channel and Playback Page.** will make available to Provider a Playback Page for Provider Content and a Provider Channel that prominently displays the Provider Brand Features and contains a collection of Provider Content.

4. **CONTENT IDENTIFICATION AND MANAGEMENT.**

4.1 **Reference Files and ID Files.** Provider will deliver to and its Affiliates the Reference Files. Once Provider furnishes Reference Files and/or Provider Content, and its Affiliates will create corresponding ID Files. Provider will provide metadata associated with each Reference File, or video of Provider Content (such as title, description, Usage Policy, and Territory for each Usage Policy). Provider will cooperate with and its Affiliates to resolve technical and other issues relating to the ingestion, encoding, prioritization, utilization, and maintenance of the Reference Files, as and its Affiliates may reasonably request with the goal of ensuring the proper functioning and scaling of the Content Management Tools. Provider will ensure that the metadata delivered to and its Affiliates is accurate and current. Provider may delete any Reference Files and and its Affiliates will delete the corresponding ID Files. and its Affiliates will store the Reference Files on secure servers and apply commercially reasonable measures to protect Reference Files from unauthorized access. Provider will not deliver Reference Files for Works that are substantially comprised of materials owned by a third party unless Provider is the exclusive licensee of online distribution rights for the underlying material.

4.2 **Grant and Limitation of Rights. (a)** grants Provider a non-exclusive, non-transferable, royalty-free, limited license to use the Content Management Tools solely for the purpose of identifying and managing Works on the Website, Video and, to the extent enabled by Provider pursuant to Section 4.5 below, in connection with certain sites and/or services of Content ID Participants. By submitting Reference Files and/or Provider Content, Provider grants a non-exclusive, nontransferable, royalty-free limited license to store, copy (including the right to make temporary cache and storage copies), modify or reformat, excerpt, analyze, use to create algorithms and binary representations, and otherwise use those files in connection with the Content Management Tools. **(b)** Provider will not sell, lease, lend, convey, modify, adapt,

translate, prepare derivative works from, decompile, reverse engineer, disassemble or attempt to derive source code from the Content Management Tools, any other technology, user interface techniques, software, materials, or documentation. If Provider has marked Reference Files as "reference only" in the Metadata Feed, will not publicly display, publicly perform or otherwise distribute the Reference Files in any Service, including but not limited to the Website. In the event Provider has not marked Reference Files as "reference only", then such Reference Files will be considered "Provider Content" and subject to the applicable terms and conditions of this Agreement. Except for the licenses granted above, all of Provider's intellectual property rights in the Reference Files provided by Provider to remain with Provider and all of 's intellectual property rights in the Website, Video, the Content Management Tools and related information and files remain with

4.3 **Content Management Tools and User Video Matches.** The Content Management Tools will compare User Videos against the ID Files to identify Video Matches, if any, and apply the Usage Policies assigned by Provider. The Content Management Tools may also provide Provider the capability to perform text searches for User Videos that may contain the Works and assign Usage Policies thereto. Provider will select the Monetize, Track, or Block Usage Policy for each Video Match, or other usage policies as may make available from time to time. Provider may select another Usage Policy at any time during the Term. implementation of the Usage Policies set by Provider will be sole obligation or liability with respect to Video Matches. If any particular ID File has not yielded any Video Matches within a reasonable time or is not verified by Provider, or if it yields erroneous results, may remove such ID File from the Content Management Tools and will notify Provider of such removal. Provider will not make false claims on User Videos or otherwise abuse the Content Management Tools. False claims or abuse may lead to termination of this Agreement by . Notwithstanding the foregoing, as of the Effective Date, only the Block Usage Policy will be applied to Video Matches on Video unless and until makes the other Usage Policies available for Video. If Provider selects the Monetize Usage Policy or the Track Usage Policy for Video Matches on Video, will instead apply the Block Usage Policy unless and until such other Usage Policies are available. If a third party provides with a claim of ownership of any material contained within Provider Content or Monetized Content, then: (a) the Provider Content or Monetized Content may be blocked from the Website and the Video Player, (b) payments accruing to Provider pursuant to Section 6 may be suspended or cancelled, and (c) if Provider disputes the third party claim, Provider will participate in a procedure to resolve the dispute.

4.4 **Disputes.** may establish reasonable procedures to resolve claims that a Video Match was wrongfully Blocked by the Content Management Tools or monetized by Provider due to error, mistake, or otherwise, and Provider will cooperate with to resolve such disputes. If, during the course of evaluating whether Provider has rights to specific content, Provider reviews content designated as private by the user, Provider will not disclose the content to any third party except as necessary for this process or a judicial proceeding.

4.5 **Content ID Participants.** or its Affiliates may enter into relationships with Content ID Participants to provide certain content identification services which may make use of the Content Management Tools. If applicable, Content ID Participants will be identified by name in the Content Management Tools interface, and Provider may

elect in its sole discretion to choose each Content ID Participant whose files may be compared against ID Files. Provider will have the ability to select among certain usage policies to be communicated to each Content ID Participant when a match is detected between a Content ID Participant file and an ID File. or its Affiliates may share the following information with a Content ID Participant when a match is detected: (a) Provider's identity, and the titles, descriptions, and metadata furnished by Provider to for each ID File matching a Content ID Participant file; and (b) Provider's applicable usage policy. Provider acknowledges that and its Affiliates do not have the capability to manage or remove, and will not manage or remove, any materials displayed on or published by any Content ID Participant's platform.

5. **ADVERTISING.** Provider acknowledges and agrees that will have the right (but not the obligation) to serve advertising in any and all Services, including but not limited to the display of ads on the Playback Pages, and within the Video Player in conjunction with the display or playback of Provider Content and Monetized Content. Such ads may appear in the style and format that may be offered by and as may be modified from time to time by . Provider will not include any promotions, sponsorships or other advertisements as part of the Provider Content, provided however, that Provider may include product placements as part of its content (any and all of which must comply with the Ad Policies). reserves the right to remove from display to end users any Provider Content containing: (a) any promotions, sponsorships or other advertisements (other than product placements); and/or (b) product placements which do not comply with the Ad Policies. Additionally, may elect not to serve Ads which would be subject to the revenue share in Section 6.1 below in connection with any Provider Content containing product placements.

6. **AD REVENUES, PAYMENTS, REPORTING, NONQUALIFYING ADS, TAXES.**

6.1 **Ad Revenues.** Provider will receive 55% of Ad Revenues. If one or more content providers claim a portion of Monetized Content for monetization through the Content ID system, Provider will receive a pro rata share of the Ad Revenues that would otherwise be due, with such pro rata share to be determined by in its reasonable discretion.. reserves the right to retain all other revenues derived from Services including without limitation any revenues from ads that may appear on any search results pages.

6.2 **Payment Terms.** Recognized revenues do not include those items listed in Section 6.4 or any taxes. Payments to Provider for Ad Revenues will be sent by within approximately sixty (60) days after the end of any calendar month, provided that Provider's earned balance is or more in the aggregate. When Provider's monthly earned balance is less than , there will be no payment and the balance will accumulate until it exceeds , at which time it will be paid to Provider in accordance with the preceding sentence. Any payments to Provider will be made in the manner that pays its partners. reserves the right to retain all other revenues derived from Services including without limitation any revenues from ads that may appear on any search results pages.

6.3 **Reporting.** Within thirty (30) days of the end of each month, will furnish Provider with usage reports in the form generally made available to providers at that time. Such reports will contain at a minimum, on a per clip basis for all Provider Content

and Monetized Content: (i) the total views and revenue generated for the month; (ii) the daily views and revenue generated; and (iii) the total views and revenue generated on a territory-by-territory basis.

6.4 **Payment Limitations.**

6.4.1 will not be liable to Provider for any payment based on:

6.4.1.1 Any amounts which result from invalid queries, or invalid clicks on ads, generated by any person, bot, automated program or similar device, including, without limitation, through any clicks or impressions:

(a) originating from Provider's IP addresses or computers under Provider's control, or

(b) solicited by payment of money, false representation or request for users to click on ads;

6.4.1.2 Ads delivered to users whose browsers have JavaScript disabled (as long as does not retain revenue from such Ads); or

6.4.1.3 advertisements for its own products and/or services; or

6.4.1.4 Any breach of Sections 4.3, 6.5 or 7 by Provider.

reserves the right to withhold payment or charge back Provider's account due to any of the reasons listed in this Section 6.4 pending reasonable investigation. Provider agrees to cooperate with in its investigation of any of the foregoing.

6.5 **Prohibited Acts.** Provider will not, and will not authorize or encourage any third party to directly or indirectly generate queries, impressions of or clicks on any ad(s) or to obtain access to Provider Content through any automated, deceptive, fraudulent or other invalid means, including but not limited to through repeated manual clicks, the use of robots or other automated query tools and/or computer generated search requests, and/or the fraudulent use of other search engine optimization services and/or software. reserves the right to investigate, at its own discretion, any activity that may violate this Agreement, including but not limited to any use of a software application to access ads or any engagement in any activity prohibited by this Agreement.

6.6 **Taxes.** will be responsible for any taxes relating to payments it makes under this Agreement other than taxes based on Provider's income. If is required to deduct or withhold taxes from any payments made to Provider and remits such taxes to the local taxing jurisdiction, then will duly withhold and remit such taxes and will pay to Provider the remaining net amount after the taxes have been withheld.

6.7 **Miscellaneous Payment Information.** Except as otherwise agreed to, for purposes of providing Provider payment under this Agreement, may create an account for Provider, where Provider will be able to access information about advertising revenue payments to Provider. Provider understands and agrees that this account is made available to Provider for this purpose only, and that the account may not be used for any other purpose unless expressly agreed to otherwise by Provider and . To ensure proper payment, Provider is solely responsible for providing and maintaining accurate contact and payment information associated with its account. For U.S. taxpayers, this information includes without limitation a valid U.S. tax identification number and a fully-completed Form W-9. For non-U.S. taxpayers, this information includes without limitation a fully-completed Form W-8 or other form, which will likely require a valid U.S. tax

identification number, as required by the U.S. tax authorities. All payments made in connection with this Agreement are exclusive of taxes imposed by governmental entities of whatever kind and imposed with respect to the transactions for services provided under this Agreement. Any bank fees related to returned or cancelled checks due to a contact or payment information error or omission may be deducted from the newly issued payment.

7. **REPRESENTATIONS AND WARRANTIES.** Each party represents and warrants that it has full power and authority to enter into the Agreement and that upon execution and delivery hereof, this Agreement will constitute the valid and binding obligations of the party. Provider represents and warrants: (A) it has and will maintain throughout the Term all rights, authorizations and licenses that are required in order for (i) it to fully perform its obligations hereunder, (ii) it to grant the rights and licenses granted herein, (iii) Google and its Affiliates to use the Provider Content, Monetized Content, Reference Files, and Provider Brand Features as permitted herein, and (iv) Provider to designate the Usage Policies; and (B) the Provider Content, Monetized Content, the Provider Brand Features and/or authorized use thereof do not infringe any third party right, including but not limited to rights arising from contracts between Provider and third parties, copyright, trademark, trade secret, moral rights, privacy rights, rights of publicity, image rights, or any other intellectual property or proprietary rights. The termination right set forth in Section 11.2, the nonpayment, withholding and chargeback rights in Section 6.4.2, and the Provider Indemnity set forth in Section 9.1 will be sole remedies in the event of a breach by Provider of its representations and warranties in Sections A and B of this Section 7.

8. **DISCLAIMERS.** TO THE EXTENT PERMITTED BY LAW:

(a) THE PARTIES EXCLUDE ALL WARRANTIES, CONDITIONS, REPRESENTATIONS, AND GUARANTEES OTHER THAN THE EXPRESS WARRANTIES, CONDITIONS, REPRESENTATIONS, AND GUARANTEES STATED IN THIS AGREEMENT;

(b) THE PARTIES DISCLAIM AND EXCLUDES ALL OTHER WARRANTIES, CONDITIONS, REPRESENTATIONS AND GUARANTEES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO (A) IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT (B) WARRANTIES AS TO THE QUALITY OR PERFORMANCE OF THE MATERIALS, INFORMATION, GOODS, SERVICES, TECHNOLOGY AND/OR CONTENT PROVIDED UNDER OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO THE DELIVERY OR AVAILABILITY OF ANY ADVERTISEMENTS, AND ANY LIMITATIONS ON USER ACCESS TO OR USE OF CONTENT; AND (C) WARRANTIES AS TO THE PERFORMANCE OF COMPUTERS, TECHNOLOGY, NETWORKS OR ADS (INCLUDING BUT NOT LIMITED TO ALL WARRANTIES REGARDING POSITIONING, LEVELS, QUALITY OR TIMING OF (I) AVAILABILITY AND DELIVERY OF ANY IMPRESSIONS, CREATIVE, OR TARGETS; (II) CONVERSIONS OR OTHER RESULTS FOR ANY ADS OR TARGETS; (III) THE ACCURACY OF ANY PROVIDER DATA (E.G., REACH, SIZE OF AUDIENCE, DEMOGRAPHICS OR OTHER PURPORTED CHARACTERISTICS OF AUDIENCE); AND (IV) THE ADJACENCY OR PLACEMENT OF ADS); AND

(c) MAKES NO WARRANTY THAT SERVICES WILL BE UNINTERRUPTED, TIMELY OR ERROR-FREE OR THAT THE RESULTS OR INFORMATION OBTAINED FROM USE OF SERVICES WILL BE ACCURATE OR RELIABLE.

9. **INDEMNIFICATION.**

9.1 **Provider Indemnity**. Provider will indemnify, defend and hold harmless and its Affiliates and syndication partners, and any of their respective directors, officers, employees, agents, contractors and licensees from and against any and all claims, demands, causes of action, debt or liability, including reasonable attorneys fees ("**Losses**") incurred in connection with any third party claim based upon or otherwise arising out of: (a) or its Affiliates' authorized use of any Provider Content, Provider Brand Features, Monetized Content, or any other materials made available by Provider to under this Agreement; (b) a claim alleging facts that would constitute a breach of Provider's representations and warranties in Sections 7(A) or 7(B); (c) a claim that the Provider Content or Monetized Content is or contains any content that is defamatory, obscene, or otherwise illegal; and/or (d) a claim that Provider Site (including products and services therein) violates or encourages violation of any applicable laws.

9.2 **Indemnity.** will indemnify and defend Provider and its Affiliates and its and their directors, officers, employees, and agents from and against any and all Losses arising from any third-party claim that Provider's authorized use of any Brand Feature, or or its Affiliates' technology used to provide the Services infringes any United States trademark, copyright or trade secret of such third party. Notwithstanding the foregoing, in no event will or its Affiliates have any obligations or liability under this Section 9.2 arising from any content, technology, information or data provided or made available to by Provider, users, or any third parties.

9.3 **Procedure.** The obligation to indemnify will be contingent upon the indemnified party: (a) providing the indemnifying party with prompt written notice for any claim for which indemnification is sought, (b) cooperating fully with the indemnifying party, and (c) allowing the indemnifying party to control the defense and settlement of such claim (provided the indemnifying party will not settle or resolve any such claim in a manner that imposes any liability or obligation on the indemnified party or affects the indemnified party's rights in connection therewith without the advance written approval of the indemnified party, which will not be unreasonably withheld or delayed). The indemnified party may, at its own expense, assist in the defense if it so chooses.

10. **LIMITATION OF LIABILITY.** TO THE EXTENT PERMITTED BY LAW:

(a) EXCEPT FOR (A) AMOUNTS PAYABLE PURSUANT TO THE PARTIES' INDEMNIFICATION OBLIGATIONS UNDER SECTION 9, (B) PAYMENT OBLIGATIONS UNDER SECTION 6, AND (C) BREACHES OF CONFIDENTIALITY UNDER SECTION 12.1: (I) NEITHER PARTY HERETO WILL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, LIQUIDATED, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES OR PENALTIES INCLUDING, BUT NOT LIMITED TO, LOSSES OF BUSINESS, REVENUE OR ANTICIPATED PROFITS; (II) AND ITS AFFILIATES WILL NOT BE LIABLE TO PROVIDER FOR DIRECT OR INDIRECT DAMAGES IN ANY AMOUNT ARISING OUT OF THE DISPLAY OR

PUBLICATION OF ANY MATERIALS ON OR BY ANY CONTENT ID PARTICIPANT PLATFORM, INCLUDING ANY CONTENT ID PARTICIPANT FILE DETERMINED TO MATCH AN ID FILE; AND (III) IN NO EVENT WILL EITHER PARTY'S TOTAL AGGREGATE LIABILITY FOR ANY AND ALL CAUSES OF ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED THE NET AMOUNT SUCH PARTY HAS ACTUALLY RECEIVED AND RETAINED (AFTER ACCOUNTING FOR ALL DEDUCTIONS, AND OTHER OFFSETS PROVIDED FOR UNDER THE AGREEMENT) FROM ADVERTISING SALES AS PROVIDED FOR UNDER THIS AGREEMENT DURING THE SIX (6) MONTHS IMMEDIATELY PRECEDING THE DATE ON WHICH SUCH CLAIM ARISES;

(b) THE LIMITATIONS OF LIABILITY SET FORTH IN THIS SECTION 10 WILL APPLY REGARDLESS OF THE CAUSE OF ACTION UNDER WHICH SUCH DAMAGES ARE SOUGHT, WHETHER FOR BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR OTHER TORT, WHETHER OR NOT THE PARTIES WERE OR SHOULD HAVE BEEN AWARE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGE, AND REGARDLESS OF WHETHER ANY REMEDY FAILS OF ITS ESSENTIAL PURPOSE. THE PARTIES AGREE THAT THE MUTUAL AGREEMENTS MADE IN THIS SECTION REFLECT A REASONABLE ALLOCATION OF RISK, AND THAT EACH PARTY WOULD NOT ENTER INTO THE AGREEMENT WITHOUT THESE LIMITATIONS ON LIABILITY.

11. TERM, TERMINATION AND CONTENT REMOVAL.

11.1 **Term.** This Agreement will commence on the Effective Date and will continue thereafter for a period of one (1) year unless terminated earlier as provided for in this Agreement (the "Initial Term"). This Agreement will automatically renew for additional one (1) year terms unless either party gives at least thirty (30) days written notice prior to the end of the then-current term of its intent not to renew (the Initial Term and all renewal terms, collectively, the "Term").

11.2 **Termination.** Either party may terminate this Agreement: (a) immediately upon written notice to the other party if (i) the other party files a petition for bankruptcy, becomes insolvent, or makes an assignment for the benefit of its creditors, or a receiver is appointed for the other party or its business, or (ii) the other party breaches Section 12.1 of this Agreement (Confidentiality); or (b) with thirty (30) days prior written notice for any other breach, if such breach is not cured within the notice period. may terminate this Agreement immediately upon written notice to Provider if Provider breaches its representations and warranties in Section 7(A) or 7(B) of this Agreement. Either party may terminate this Agreement for convenience with thirty (30) days' prior written notice. Where applicable, the parties agree that for the effectiveness of the termination clauses under this Agreement, to waive any provisions, procedures and operation of any applicable law (including without limitation Article 1266 of the Indonesian Civil Code) to the extent that a court order is required for termination of this Agreement. Upon any termination of this Agreement, will use commercially reasonable efforts to cease display of Provider Content to users within thirty (30) days of the effective date of termination. The provisions of Sections 1.4, 6.4, 8, 9, 10, 11.2, and 12 will survive any expiration or termination of this Agreement.

11.3 **Content Removal.** Upon expiration or termination of this Agreement, Provider will immediately remove the Provider Content by means of the YouTube User Account or

such other means as provided by . Additionally, all claims relating to Video Matches within the Content Management Tools will be released (inclusive of claims relating to Monetized Content). In the event that Provider fails to remove the Provider Content upon expiration or termination (regardless of whether such failure is inadvertent or intentional), the provisions of Sections 1.1, 1.3 and this Section 11.3 will also survive. Notwithstanding the foregoing, upon expiration or termination of this Agreement, itself will have the right, in its sole discretion, to remove any or all of the Provider Content.

12. **GENERAL.**

12.1 **Confidentiality.**

12.1.1 **Definition.** "Confidential Information" means information that one party (or an Affiliate) discloses to the other party under this Agreement and that is marked as confidential or would normally under the circumstances be considered confidential information. Confidential Information does not include information that the recipient already knew, that becomes public through no fault of the recipient, that was independently developed by the recipient, or that was lawfully given to the recipient by a third party.

12.1.2 **Confidentiality Obligations.** The recipient will not disclose the Confidential Information, except to Affiliates, employees, agents or professional advisors who need to know it and who have agreed in writing (or in the case of professional advisors are otherwise bound) to keep it confidential. The recipient will ensure that those people and entities may use the received Confidential Information only to exercise rights and fulfill obligations under this Agreement, while using reasonable care to keep it confidential. The recipient may also disclose Confidential Information when required by law after giving reasonable notice.

12.1.3 **Publicity.** Neither party may make any public statement regarding this Agreement without the other's prior written approval, except when required by law after giving reasonable notice to the other.

12.2 **Notices.** All notices of termination or breach must be in writing and addressed to the other party's Legal Department. The email address for notices being sent to Legal Department is . Notice will be treated as given on receipt, as verified by written automated receipt or by electronic logs (as applicable). All other notices must be in English, in writing and addressed to the other party's primary contact.

12.3 **Assignment.** Neither party may assign any part of this Agreement without the written consent of the other party, except to an Affiliate where: (a) the assignee has agreed in writing to be bound by the terms of this Agreement; (b) the assigning party remains liable for obligations under the Agreement if the assignee defaults on them; and (c) the assignor has notified the other party of the assignment. Any other attempt to assign is void.

12.4 **Change of Control.** Upon a change of control (for example, through a stock purchase or sale, merger, or other form of corporate transaction): (a) the party experiencing the change of control will give written notice to the other party within 30 days after the

change of control, and (b) the other party may immediately terminate this Agreement any time between the change of control and 30 days after it receives the written notice of same.

12.5 **Force Majeure.** Neither party will be liable for failure or delay in performance to the extent caused by circumstances beyond its reasonable control.

12.6 **No Waiver.** Neither party will be treated as having waived any rights by not exercising (or delaying the exercise of) any rights under this Agreement.

12.7 **Severability.** If any term (or part of a term) of this Agreement is invalid, illegal or unenforceable, the rest of the Agreement will continue in force unaffected.

12.8 **No Agency.** This Agreement does not create any agency, partnership or joint venture between the parties.

12.9 **No Third-Party Beneficiaries.** Unless expressly stated, there are no third-party beneficiaries to this Agreement.

12.10 **Equitable Relief.** Nothing in this Agreement will limit either party's ability to seek equitable relief.

12.11 **Governing Law.** This Agreement is governed by California law, excluding California's choice of law rules. The parties agree that they will try in good faith to settle within thirty (30) days any dispute, controversy or claim arising out of, relating to or in connection with this Agreement ("Dispute"). If the Dispute is not resolved within thirty (30) days after such Dispute arose, such Dispute must be referred to and finally resolved by arbitration, to which the parties hereto expressly agree and submit. The arbitration will be submitted to the International Centre for Dispute Resolution of the American Arbitration Association ("AAA") and conducted in accordance with the Commercial Arbitration Rules of the AAA in force as of the date of this Agreement. Pre-hearing information exchange shall be limited to the reasonable production of relevant, non-privileged documents and carried out expeditiously. There will be one arbitrator selected by mutual agreement of the parties. The arbitral tribunal will not act as amiable compositeur or ex aequo et bono. It is the intent of the parties that, barring extraordinary circumstances, arbitration proceedings will be concluded within 60 days from the date the arbitrator is appointed. The arbitral tribunal may extend this time limit in the interests of justice. Failure to adhere to this time limit shall not constitute a basis for challenging the award. The arbitration will be conducted in English and the place of arbitration will be in the Santa Clara County, California, U.S.A. Either party may, without waiving any remedy under this Agreement, apply to the arbitral tribunal and/or any court having jurisdiction any interim, provisional, injunctive or conservatory relief that is necessary to protect the rights or property of that party until the arbitration award is rendered or the Dispute is otherwise resolved. Any decision rendered by the arbitral tribunal will be final and binding on the parties, and judgment thereon may be entered by any court of competent jurisdiction, including, but not limited to, any court that has jurisdiction over either of the parties or any of their assets. The parties expressly agree that the arbitral tribunal will be empowered to award and order equitable or injunctive relief with respect to matters brought before it, provided however, that such remedy or relief is consistent with the remedies and limitations set forth in this Agreement. The parties agree that all

arbitral proceedings conducted pursuant to this Section, including the existence of any arbitral proceedings, information disclosed in the course of such arbitral proceedings, and any settlements, negotiations, discussions, proposals, and awards related thereto shall be considered confidential information and shall not be disclosed to third parties except as required by law. The parties may, however, disclose such information to an appropriate court, as is necessary to seek enforcement of any award rendered by the arbitral tribunal or to seek any interim, provisional, injunctive or conservatory relief pursuant to the terms hereof.

12.12 **Amendments.** Any amendment must be in writing and expressly state that it is amending this Agreement.

12.13 **Counterparts.** The parties may execute this Agreement in counterparts, including facsimile, PDF, and other electronic copies, which taken together will constitute one instrument.

12.14 **Translation.** Any local language translation (where applicable) exists for reference purposes only, and only the English version will be legally binding. In the event of any inconsistency between the two versions, the English version shall control.

12.15 **Entire Agreement.** This Agreement sets out all terms agreed between the parties and supersedes all previous or contemporaneous agreements between the parties relating to its subject matter.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the dates indicated below.

VS MEDIA LIMITED	
By: [signature] (stamp: VS Media Limited 金媒體有限公司)	By:
Name: IVY WONG	Name: [signature]
Title: FOUNDER + CEO	Title: Jane Ferry For, Graham Law (Board Director)
Date: JUNE 19, 2015	Date: 2015.06.24 14:41:02 +01'00'

EXHIBIT A

PROVIDER CONTENT, REFERENCE FILES AND METADATA FEED DELIVERY SPECIFICATIONS

PROVIDER CONTENT AND REFERENCE FILES DELIVERY

Provider will deliver Provider Content and Reference Files in a format, resolution, and bitrate designated by to SFTP servers, by web upload, or by an alternative delivery method specified or agreed by . The Parties will exchange SSH keys for access to SFTP servers. Provider will designate the Provider account with which Provider Content and Reference Files will be associated. may modify the required delivery formats and/or destination address at any time upon notice to Provider. Provider agrees to comply with such modified specifications for any subsequent delivery of Provider Content or Reference Files.

METADATA FEED

Provider will deliver metadata via an XML Metadata Feed pursuant to specifications provided by , or by such other method as may specify during the Term. Provider acknowledges that the Content Management Tools require the provision of certain metadata to effectively identify and manage Provider's Works, if any, on the Website. The provision of incomplete, inaccurate, or improperly formatted metadata may result in the failure of the Content Management Tools to function as intended.

The most current version of the metadata specification will be available from during the Term.

The metadata will be relevant to the video and will include, at a minimum, the following information for all Reference Files and Provider Content:

- Tags, titles, and descriptions
- Territories for applying Monetize, Block and Track Usage Policies

The metadata ***will not*** include any third party promotions or other advertisements.

EXHIBIT B

SUBSCRIPTION OFFERINGS ADDENDUM

1. **Definitions.**

1.1 "**Music Subscription Offering**" means features on that apply to all or a subset of music content that are only available to subscribers for a fee or on a free trial basis.

1.2 "**Provider Music Video**" means any Provider Content designated as a music video pursuant to Section 4.1 below, and that (a) is comprised substantially of one or more musical sound recordings or (b) and Provider agree constitutes a Provider Music Video.

1.3 "**Subscription Offering**" means features on that apply to all or a subset of content that are only available to subscribers for a fee or on a free trial basis (and may include, by way of example only, the ability to view such content without ads). For the avoidance of doubt, Subscription Offerings include Music Subscription Offerings. Subscription Offerings do not include those paid services whereby users pay a fee in exchange for access to specific items of content, e.g. rentals and purchases, paid channels or live PPV.

1.4 "**Subscription Revenues**" means revenues recognized under the Generally Accepted Accounting Principles by and/or its Affiliates from any fees charged by and/or its Affiliates to users in connection with Subscription Offerings. Subscription Revenues are net of any taxes, refunds, chargebacks, declined payments or any fees payable to platform, device or other distribution partners in connection with Subscription Offering transactions. and/or its Affiliates do not recognize revenues in the cases of free trials or discounts to subscription fees (including discounted packages for families or multiple subscriptions).

2. **General Product Terms.**

2.1 Offline Access. For the avoidance of doubt, the right and license granted by Provider under the Agreement includes the right and license to enable offline access to Provider Content on the Services for up to thirty (30) days, including as part of a Subscription Offering or on an ad-supported basis. If offline access has previously been disabled on any Provider Content, offline access will be enabled on such items of content on or following the Effective Date. Provider understands and agrees that the license grant in the Agreement will survive for a period of thirty (30) days from the date of any termination or expiration of the Agreement or removal of any Provider Content from the Services.

2.2 Other Product Features. and/or its Affiliates may make available, and Provider may enable in Provider's sole discretion, certain product features that allow , its Affiliates and/or authorized third parties (including users) to create derivative works of content on the Services. If Provider enables such feature(s) for Provider Content, the license grant in the Agreement is amended to include the right for , its Affiliates and/or authorized third parties to create derivative works of such Provider Content.

2.3 Advertising Limitations. Provider acknowledges that due to technical or policy limitations, in some cases the type and frequency of advertising may be limited. By way of example, in some cases ads may be limited to only those sold or provided by and/or its Affiliates.

2.4 Prohibited Acts. Provider will not engage in any unauthorized activities that negatively impact watch time, views or other metrics relating to Subscription Offerings.

2.5 Monetized Content. For purposes of this amendment only, all references to Provider Content include Monetized Content.

3. **General Terms for Subscription Offerings**.

3.1 Content Pools. Each piece of Provider Content may be part of one or more relevant Subscription Offerings. will have sole discretion to determine the size and composition of each pool of content within each Subscription Offering or across multiple Subscription Offerings ("**Content Pools**"), but for clarity Provider has sole discretion over what content it selects to make available on the Services under the Agreement. Content Pools may contain content from individual Subscription Offerings or multiple Subscription Offerings. Content Pools for Subscription Offerings may differ by territory. For each Subscription Offering, at least fifty-five percent (55%) of the total Subscription Revenues for such Subscription Offering will be distributed among partners, based on each partner's share of the consumption of such content, as described below.

3.2 Corpus Parity. Provider acknowledges and agrees that if Provider makes available any Provider Content under the Agreement on a free, ad-supported basis, Provider will also make such content available for distribution in any Subscription Offering.

3.3 Monetized Platforms. Provider acknowledges and agrees that the monetized platform feature will not apply to Subscription Offerings.

4. **Additional Terms for Music Subscription Offerings.**

4.1 Categorization of Music Content. At the time of uploads or claiming, Provider may categorize any Provider Content that Provider determines is "music content" as a Provider Music Video. If reasonably believes that any Provider Content has been improperly categorized by Provider, the parties will discuss in good faith the recategorization of such Provider Content.

4.2 Cross Authentication with the Other Music Subscription Services. and/or its Affiliates may offer music subscription services on the Services that are operated partially or wholly separately from the Music Subscription Offering (each, an "**Other Music Subscription Service**"). Subscribers to such Other Music Subscription Services will be deemed to be users hereunder and will be entitled to access the Music Subscription Offering and subscribers to the Music Subscription Offering will be deemed to be subscribers of such Other Music Subscription Services and entitled to access thereto.

4.3 Audio-only Access for Music Content. For the avoidance of doubt, the right and license granted by Provider under the Agreement includes the right and license to make

available an audio-only access feature to users of a Music Subscription Offering whereby users can specifically elect to disable playback of or offline access to the visual portion of Provider Music Videos, while enabling consumption of and offline access to only the audio portion of the Provider Music Videos.

5. **Revenues, Payments and Reporting.**

5.1 Revenue Share for Non-Music Subscription Offerings. Within each Content Pool for Subscription Offerings (excluding Music Subscription Offerings) that contain Provider Content, in a given accounting period, will pay to Provider fifty-five percent (55%) of Subscription Revenues that are attributable to that Content Pool multiplied by the share of monthly watch time of Provider Content as a percentage of watch time (total or a representative sample) of participating content in that Content Pool. For the avoidance of doubt, Subscription Offerings may include advertising. If ads are enabled in any Subscription Offering, will pay Provider in accordance with the section of the Agreement governing Ad Revenues.

5.2 Music Subscription Revenues. Within each Content Pool for a Music Subscription Offering, in a given accounting period, will pay to Provider fifty-five percent (55%) of Subscription Revenues attributable to that Content Pool multiplied by the monthly views of Provider Music Videos as a percentage of total views of participating content in that Content Pool, or at election, watchtime (total or a representative sample). If ads are enabled in any Music Subscription Offering, will pay Provider in accordance with the Section of the Agreement governing Ad Revenues.

5.3 Users Who Subscribe to Multiple Subscriptions. If any Provider Content is available in more than one Subscription Offering and a user subscribes to more than one Subscription Offering, will calculate Provider's share of Subscription Revenues based on the Subscription Offering(s) with the highest ranking as determined by . will rank Subscription Offerings based on the Subscription Offering with the highest amount of Subscription Revenues as of the date on which such determination is made. may recalculate such rankings based on factors such as, by way of example only, adding or removing Subscription Offerings or Content Pools or if there is a significant change in the composition of any Subscription Offerings or Content Pools.

5.4 Rate Changes for Provider Music Videos. may elect, with Provider's consent, to clear some or all musical composition licenses with respect to some or all Provider Music Videos and in such event, will pay Provider as follows: (a) in a Music Subscription Offering, forty-five percent (45%) of Subscription Revenues attributable to the applicable Content Pool multiplied by the monthly views of Provider Music Videos as a percentage of total views of participating content in that Content Pool or, at election, watchtime (total or a representative sample); or (b) on a free, ad-supported basis, and with respect to any ads served against Provider Music Videos in a Music Subscription Offering, forty-five percent (45%) of Ad Revenues. For clarity, the foregoing payments are subject to any adjustments required hereunder in the event of multiple claimants. If any major record label partner agrees to rates for Provider Music Videos that are lower than the rates in this Subscription Offerings Addendum, will have the right to reduce Provider's rate accordingly, following thirty (30) days written notice to Provider (which may include e-mail).

5.5 Monetization. If and/or its Affiliates makes available any feature that allows Provider to disable monetization with respect to the Subscription Offerings on any Provider Content, Provider acknowledges that such Provider Content will still be viewable within

the relevant Subscription Offerings but that will not pay Provider any Subscription Revenues.

5.6 Multiple Claimants. If one or more content providers claim a portion of Monetized Content for monetization through the Content ID system, Provider will receive a pro rata share of the Subscription Revenues that would otherwise be due, with such pro rata share to be determined by in its reasonable discretion. All claimants to a piece of content will be paid out of the same Content Pool for Subscription Revenues.

5.7 Payments. will pay Provider any Subscription Revenues due in accordance with the payment terms set forth in the Agreement.

5.8 Reporting for Subscription Offerings. Within thirty (30) days of the end of each month, will provide Provider with usage reports in the form generally made available to providers at such time. Such reports will contain at a minimum, on a per clip basis for all content: (i) the total views or watchtime (as applicable) and revenue generated for the month; (ii) the daily views or watchtime (as applicable) revenue generated; and (iii) the total views or watchtime (as applicable) generated on a territory-by-territory basis.

6. **Other Agreements**. For avoidance of doubt, to the extent that Provider enters or entered into a Subscription Content Amendment or Commerce Content Addendum, the terms of that amendment will govern the products described therein (including paid channel subscriptions) and the terms of this Subscription Offerings Addendum govern all other subscription products. If there is a Sound Recording and Audiovisual Agreement or other music-specific content license agreement in force between the parties at any time, the terms of such music agreement will supersede the music-specific provisions of this Subscription Offerings Addendum.

MONETIZATION AMENDMENT

This Monetization Amendment ("**Amendment**") is entered into by and between: (1) the entity on behalf of which you accept these terms ("**Provider**"); (2) , organized in the ; and (3) the Outgoing Affiliates, as defined in the attached Entity Harmonization Exhibit (" ") as of the date that Provider accepts this Amendment ("**Amendment Effective Date**"), and amends the Agreements (as defined in the), including the Content Hosting Services Agreement or Content License Agreement (as applicable) in effect between the parties ("**Agreement**").

With effect from the Amendment Effective Date, the parties agree as follows:

1. **Monetization.** The parties agree to amend and restructure the Agreement to implement the modularization of its terms relating to monetization, as follows:

   1.1 Any definitions of "**Ad Revenues**", "**Playback Pages**", and "**Tax(es)**" (or their equivalents) are deleted from the main body of the Agreement.

   1.2 The definition of " **Video Player**" is deleted and replaced with the following:

   > *" **Video Player**" means one or more digital media players made available by , without charge, for embedding into websites or applications that are not part of the Website, solely in order to display audio and audiovisual content hosted on the Website.*

   1.3 The definition of "**Provider Channel**" is added or restated (as applicable) as follows:

   > *"**Provider Channel**" means the page(s) of the Website dedicated to Provider Content, and whose look and feel may be customized by Provider using functionality provided in the Website templates.*

   1.4 The section of the Agreement containing terms relating to advertising-based monetization and payment (generally Section 4 and/or titled "**Advertising**") is deleted in its entirety and replaced with the following:

   > *"4. **Monetization**. All monetization on the Services that relates to Provider Content and Monetized Content will be governed by the general monetization terms set out in the Exhibit titled General Monetization Terms ("**General Monetization Terms**") and any Modules (as defined in the General Monetization Terms), all of which form part of this Agreement."*

1.5 The terms "**General Monetization Terms**" and "**Module(s)**" have the meanings given to them in the Exhibit titled General Monetization Terms.

1.6 Except for the , the Exhibits attached to this Amendment are each added as new Exhibits to the Agreement. For clarity, the new Exhibit titled "Watch Page Module" is hereby agreed as a Module.

2. **General Product Terms.**

2.1 Sections 2.1 to 2.4 of the Subscription (or Freemium) Offerings Amendment or Addendum (as applicable) are deleted in their entirety.

2.2 The following is added as a new section of the Agreement titled "General Product Terms":

> *"1. **Derivative Works.** may make available certain product features that allow and/or authorized third parties (including users) to create and make available derivative works of content on the Services ("**Derivative Feature(s)**"). Provider Content will be enabled for such use for any such Derivative Feature(s), unless Provider, in Provider's discretion, withdraws any Provider Content from future use in a Derivative Feature(s) using the functionality of the Services. If Provider Content is not withdrawn from such use in Derivative Feature(s), the license grant in the Agreement is amended to include the right for and/or authorized third parties to create and make available derivative works of such Provider Content.*
>
> *2. **Reports.** Within thirty (30) days of the end of each month, will provide Provider with usage reports. may create an account for Provider to access information about payments owed to Provider."*

2.3 Section 2.1 (Offline Access) of the Subscription (or Freemium) Offerings Amendment or Addendum (as applicable) is restated as subsection 3 of the new General Product Terms section.

3. **Entity Harmonization.** If any entity other than is Provider's counterparty to any Agreements (as defined in the), the will apply and, for the avoidance of doubt, throughout this Amendment and the other exhibits, " " means solely .

4. **Termination.** The following clauses are added to the section of the Agreement dealing with termination, and will apply notwithstanding anything to the contrary in the Agreement:

"A. Either party can terminate the General Monetization Terms or one or more Modules for convenience on 30 days notice to the other party."

"B. Any rights for the parties to terminate this Agreement for cause will also apply to termination of the General Monetization Terms. Without limiting the foregoing, may permanently disable Provider's monetization and terminate the General Monetization Terms in accordance with the Monetization Policies (as defined in the General Monetization Terms)."

"C. Any Provider Content that has not been removed upon termination of the Agreement, and any subsequent use by Provider of the Website, will be governed by the Terms of Service (which enables content distribution on a worldwide basis)."

5. **Miscellaneous.**

5.1 **Entire Agreement.** This Amendment together with the Agreement sets out all terms agreed between the parties and supersedes all other agreements between the parties relating to its subject matter.

5.2 **Conflicting Terms.** To the extent of any conflicts, the following order of precedence will apply: (i) any Module(s); (ii) the General Monetization Terms; (iii) the remainder of the Agreement; (iv) the Content Identification and Management Agreement; and (v) the Terms and Conditions.

5.3 **Continuation.** The Agreement will remain in full force and effect unchanged except as modified by this Amendment. Capitalized terms used but not defined in this Amendment will have the meanings given to such terms in the Agreement.

5.4 **Execution.** The parties acknowledge that this copy of the Amendment has been digitally generated on behalf of and the Outgoing Affiliates in place of a physical signature by those entities, and agree that such generation, together with Provider's electronic acceptance, satisfies any and all procedural requirements under the Agreement for an effective amendment.

5.5 **Governing Law.** The governing law and forum set forth in the Agreement will also apply to this Amendment.

By signing this Amendment, I am accepting this Amendment on behalf of Provider. I further represent and warrant that (a) I have full legal authority to bind Provider to this Agreement and (b) I have read and understand this Amendment.

*Agreed by and the **Outgoing Affiliates**, and offered to Provider for acceptance via electronic signature below.*

Agreed by Provider:

By: DocuSigned by:

2F6F68318B8D425...

Name: Ivy Wong

Title: CEO

Date: 02-Mar-2023

Exhibit:
General Monetization Terms

1. **Definitions.**

1.1 "**Module(s)**" has the meaning given to it in Section 2.1 below.

1.2 "**Monetization Policies**" means the " channel monetization policies" (or its successor set of policies) currently located at

1.3 "**Net Revenues**" has the meaning given to it in Section 3.1 below.

1.4 "**Provider Earnings**" has the meaning given to it in Section 3 below.

1.5 "**Tax(es)**" means all government-imposed tax obligations (including taxes, duties, and withholdings), except those based on net income, net worth, asset value, property value, or employment.

2. **Modules.**

2.1 **Modules.** All monetization of Provider Content and Monetized Content on the Services will be governed by this Exhibit (the "**General Monetization Terms**"), together with one or more Modules. "**Modules**" means supplementary terms, including those set out in subsequent Exhibits to this Amendment, which specify the terms that apply to monetization of different types of content or parts of the Services.

2.2 **Adding Modules.** Additional Modules may be added or amended by mutual agreement, including via Provider's acceptance of new or updated terms contained within the user interface of the Services. When Provider agrees to a Module it is incorporated into the Agreement and may be modified or terminated only as set out herein.

2.3 **Removing Modules.** Either party may terminate one or more individual Modules for convenience in accordance with the Agreement. Provider may also disable monetization under certain Modules at any time by opting out via the Services interface.

3. **Provider Earnings.** will pay Provider the Provider Earnings. "**Provider Earnings**" are amounts described in a Module, as calculated in line with the following:

3.1 **Revenue Calculations.** Under each Module, Provider Earnings are calculated from the portion of Net Revenues that the Module describes as being attributed to Provider Content or Monetized Content. "**Net Revenues**" means the total amount

of relevant revenues recognized by under U.S. Generally Accepted Accounting Principles, net of any:

(a) Taxes collected or payable by ;

(b) refunds, chargebacks, or declined payments;

(c) fees payable to platform, device or other distribution partners; and

(d) Country Pass-Through Costs. "**Country Pass-Through Costs**" means those amounts that has notified Provider it will deduct and that represent costs incurred by in relation to: (i) third party rights; (ii) regulatory fees (including any fees or costs that pays to any third party to comply with any laws or regulations); and/or (iii) platform taxes or levies; in each case incurred with respect to a particular country or region in which Provider Content or Monetized Content is displayed or monetized. will notify Provider of any applicable Country Pass-Through Costs, including the amount of and method for calculating such Country Pass-Through Costs, at least forty-five (45) days before they are deducted.

For the avoidance of doubt, "Net Revenues" will, where applicable, also include any such revenue recognized by Affiliates.

3.2 **Rights Clearance Adjustment.** Where is made aware by one or more third parties that Provider may not have obtained all necessary rights in Provider Content (e.g., rights in music) as required under the Agreement ("**Uncleared Rights**"), such Provider Content may need to be removed from the Service and, where it is not, Provider may not be entitled to earn revenue in relation to such Provider Content. However, in certain circumstances, as detailed in the Rights Clearance Adjustment Policies, may instead seek to obtain some or all of the Uncleared Rights and then decrease the Provider Earnings that would otherwise be payable to Provider (a "**Rights Clearance Adjustment**"). Those policies contain the details of: (a) the circumstances and countries where Rights Clearance Adjustments apply; (b) how may have been made aware thatProvider Content includes Uncleared Rights (e.g., as a result of a specific claim of rights by one or more third parties); (c) how Provider may challenge the basis for any such Rights Clearance Adjustment (e.g., by appealing a Content ID claim); and (d) how calculates the revenue payable to Provider to account for Uncleared Rights.

3.3 **Content Pools.** Each piece of Provider Content may be part of one or more relevant Subscription Offerings (as defined in the Watch Page Monetization Module). Accordingly, Provider Earnings in relation to Subscription Offerings may be calculated as described in each applicable Module with reference to one or more pools of content within each Subscription Offering or across multiple Subscription Offerings ("**Content Pools**"). will have sole discretion to

determine the size and composition of each Content Pool, but for clarity Provider has sole discretion over what content it selects to make available on the Services under the Agreement. Content Pools may contain content from individual Subscription Offerings or multiple Subscription Offerings. Content Pools for Subscription Offerings may differ by territory.

3.4 **Non-Qualifying Revenues.** is not required to make payments to Provider (and can withhold, adjust, charge back, or offset such amounts against future payments to Provider) of any Provider Earnings associated with any breach of this Agreement, or of any applicable policies (including the Monetization Policies) following reasonable investigation. Provider will cooperate with in any investigation.

4. Monetization.

4.1 **Control of Monetization.** has the right, but not the obligation, to monetize any and all Services – including displaying any advertisements in connection with the display or playback of Provider Content and Monetized Content – and may determine the type, format and frequency (as applicable) of ads and other forms of monetization available on the Services. By way of example, in some cases (e.g., due to technical or policy limitations), ads may be limited to only those sold or provided by .

4.2 **Policies and Enforcement.** All monetization of Provider Content and Monetized Content is subject to the Monetization Policies. If Provider breaches this Agreement or the Monetization Policies, may immediately suspend monetization of all or a subset of Provider Content or Monetized Content under any Modules, together with access to any monetization tools made available to Provider by . will notify Provider before taking such action, and will also inform Provider of how to appeal, as further detailed in the Monetization Policies.

4.3 **Limitations.** Provider is not entitled to earn or receive Provider Earnings: (a) where associated with a breach of the Monetization Policies or the Agreement; or (b) unless has a specific obligation to share revenues with Provider under a Module that Provider has accepted (e.g., Provider is not entitled to earn revenues in relation to ads shown on search result pages).

5. Payment Terms; Taxes.

5.1 **Payment Account Requirement.** In order to earn or receive Provider Earnings under these Terms, Provider must at all times have an active account associated with its user account(s) (or such other payment method as approved by).

5.2 **Payment Process.** Payments to Provider of Provider Earnings will be sent by within sixty (60) days after the end of any calendar month, provided that Provider's earned balance is $100 or more in the aggregate at the time payment is

due. may, acting reasonably and with notice to Provider, delay payment of Provider Earnings in accordance with the Monetization Policies, including: (i) for up to ninety (90) days while it investigates whether all or part of any such Provider Earnings are subject to withholding or other measures under Section 3.3; or (ii) until resolution of any third-party disputes relating to rights in Provider Content or Monetized Content.

5.3 **Taxes.** All payments of Provider Revenues are inclusive of any Taxes (as defined above) that Provider may be required to collect from . will withhold Taxes if legally required. Provider will timely provide any customary tax documentation reasonably requested by .

6. **Changes to the Monetization Policies.** may need to make changes to the Monetization Policies for example: (i) to reflect changes to the Services; (ii) for legal, regulatory or security reasons; or (iii) to prevent abuse or harm. If materially changes the Monetization Policies then, except in urgent situations (such as preventing ongoing abuse or responding to legal requirements), it will provide Provider with reasonable advance notice and the opportunity to review the changes. If Provider does not agree to the update, Provider will be able to terminate the impacted component of the Agreement (e.g., the General Monetization Terms or a Module) or opt out of the relevant Module (as set out above) before the notice expires. For reference, also maintains a permanent log of updates. View our change log here.

Exhibit:
Watch Page Monetization Module

1. **Applicability.** This Watch Page Monetization Module (this "**Module**") and obligations to pay Provider any Provider Earnings applies solely where Provider Content or Monetized Content is displayed on a Playback Page (as defined below), in the Provider Channel or in the Video Player. This Module does not apply where Provider Content or Monetized Content is made available through a Service in the feed-based video player interface currently known as " Shorts" or any related embedded player.

2. **Advertising Revenues.** will pay Provider fifty-five percent (55%) of Ad Revenues. "**Ad Revenues**" means the Net Revenues directly and identifiably arising from ads provided by (or a third party approved by) that are displayed or streamed:

(a) on a page within the Services known as " ", " ", or " " that is primarily dedicated to the description and playback of Provider Content or Monetized Content (but which may also show other recommended content or ads) (a "**Playback Page**"). For clarity, a "Playback Page" includes any feed of recommended content and ads shown on such page primarily dedicated to Provider Content or Monetized Content, but excludes any other type of content feed (including, without limitation, the " Shorts" feed) or a search results page;

(b) on a **Provider Channel** within the Services known as " ", " " or " "; or

(c) in conjunction with the playback of Provider Content and Monetized Content within the **Video Player**.

If one or more content providers claim a portion of Monetized Content for monetization through the Content ID system, Provider will receive a pro rata share of the Ad Revenues that would otherwise be due to Provider in respect of such Monetized Content, with such pro rata share to be determined by in accordance with the Rights Clearance Adjustment Policies.

3. **Subscription Revenues.** The Subscription (or Freemium) Offerings Amendment or Addendum (as applicable) is deleted and, other than: (i) Sections 2.1 to 2.4 (General Product Terms); (ii) Section 3.1 (Content Pools); and (iii) any section titled "Miscellaneous" (if applicable); the terms are instead hereby incorporated into this Section 3 of the Module, but will apply only in respect of Provider Content or Monetized Content that is displayed on a Playback Page, in the Provider Channel or within the Video Player.

Exhibit:
Entity Harmonization

1. **Definitions.** In this Exhibit, unless expressly stated otherwise:

"**Outgoing Affiliates**" means any Affiliates of that are parties to a relevant Agreement; and

" **Agreement(s)**" means any agreements (including any amendments thereto) in effect between Provider and any relevant Outgoing Affiliates as at the Amendment Effective Date that: (A) govern the licensing and monetization of Provider's content on (e.g., a "Content Hosting Services Agreement" or "Content License Agreement") (together, the "**Core Agreements**"); or (B) refer explicitly to and/or incorporate terms from the Core Agreements, and relate to Provider's use of , including the making available of Provider's audiovisual content on (e.g., any "Content Identification and Management Agreement"). For clarity, the foregoing does not include agreements or other terms governing Provider's purchase of advertising on .

2. **as Provider's Sole Counterparty.**

2.1 Subject to Section 2.2, the parties agree that:

(a) Provider:

(i) releases and discharges the Outgoing Affiliates from all liabilities and obligations under the Agreements; and

(ii) with respect to any Agreements to which is not already a party:

(A) accepts as a party liable under the Agreements in place of the Outgoing Affiliates; and

(B) is bound and liable to as a party to the Agreements in place of the Outgoing Affiliates;

(b) The Outgoing Affiliates release and discharge Provider from all liabilities and obligations under the Agreements;

(c) with respect to any Agreements to which it is not already a party, is bound and liable and assumes the benefits and rights of the Outgoing Affiliates in their place; and

(d) Accordingly:

(i) is Provider's sole counterparty to all Agreements, and thus shall be both the sole beneficiary of the applicable benefits and rights and solely responsible for all obligations to Provider (including payment) under each Agreement; and

(ii) the definition of " " in each Agreement is amended to mean solely .

2.2 This Amendment does not affect any claim or demand that Provider or the Outgoing Affiliates may have against the other arising prior to the Amendment Effective Date, nor, for clarity, any rights or obligations of acting in any capacity other than under the Agreements.

3. **Amendments to the Agreements.** Notwithstanding anything to the contrary in the Agreements:

3.1 **Affiliates.**

(a) **Definition.** In all Agreements, "**Affiliate**" means any entity that directly or indirectly controls, is controlled by, or is under common control with, a party.

(b) **Licenses.** All intellectual property rights and licenses granted by Provider under a Agreement are granted solely to , and not to any of Affiliates. For the avoidance of doubt, any such rights and licenses may be sublicensed or assigned as provided herein.

(c) **Revenues.** For the avoidance of doubt, any amounts calculated under the Agreements based on revenue "recognized by " (e.g., "**(Net) Ad Revenues**" or "**(Net) Subscription Revenues"**) will, where applicable, also include any such revenue recognized by applicable Affiliates, including any relevant Outgoing Affiliates, or any other Affiliates that were included in such calculations prior to the Amendment Effective Date.

3.2 **Future Assignment.** Neither party may assign any part of a Agreement without the written consent of the other, except that either party may assign any part of a Agreement to an Affiliate where: (a) the assigning party remains liable for obligations under the Agreement; and (b) if Provider is the assigning party, the assignee has agreed in writing to be bound by the terms of the Agreement and Provider has notified of the assignment. Any other attempt to assign is void.

3.3 **Sublicensing; Subcontracting.** In addition to any other sublicensing or subcontracting rights has in the Agreements (or at law generally), may also sublicense any of its rights and licenses (including intellectual

property rights and licenses) under the Agreements or subcontract any of its obligations or rights under the Agreements to any of its Affiliates, provided that will be liable for any breach of the Agreements by its Affiliates.

3.4 **Agency.** For clarity, while is the sole party obliged to make any contractually agreed payments under any Agreements, from time to time, Affiliates (including Outgoing Affiliates) may, as paying agents, transfer or disburse sums to Provider in connection with a Agreement.